July 21, 2022                            Contact: Lisa Weeks
843-383-7524
lisa.weeks@sonoco.com

Sonoco Reports Strong Second Quarter 2022 Results
Company Increases Full-Year 2022 Guidance

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest sustainable global packaging companies, today reported financial results for its second quarter ended July 3, 2022.
Second Quarter Highlights
•Net sales were a record $1.91 billion, an approximately 38 percent increase from last year's second quarter 2021 sales of $1.38 billion.
•GAAP net income per diluted share was $1.33, compared with a loss of $(3.34) in the same period in 2021.
•GAAP net income includes net after-tax, non-base charges totaling $42.1 million, or $0.43 per diluted share. These charges largely consist of amortization of acquired intangibles, acquisition-related expenses, including certain aspects of purchase accounting, other restructuring costs, and an increase in the Last In, First Out ("LIFO") inventory reserve. In the second quarter of 2021, GAAP earnings included net after-tax, non-base charges of $427.8 million, or $4.27 per diluted share, as further described in the Second Quarter Review.
•Base net income attributable to Sonoco ("base earnings") was $1.76 per diluted share, an approximately 89 percent increase from $0.93 per diluted share in the same period of 2021. The 2021 base earnings results throughout the release have been revised to conform with the Company’s base earnings definition which excludes amortization of acquisition intangibles. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)
•Cash flow from operations was $184.5 million for the first half of 2022, compared with $102.0 million in the same period of 2021. Free cash flow was a provision of $40.3 million, compared with $9.4 million generated in the same period of 2021. (See free cash flow definition, explanation and reconciliation to cash flow from operations later in this release.)

2022 Third-quarter and Full-Year Guidance
•Third-quarter base earnings is expected to be in a range of $1.35 to $1.45 per diluted share. Base net income for the third quarter of 2021 was $1.00 per diluted share.
•The Company has increased its outlook for full-year base earnings to a range of $6.20 to $6.30 per diluted share. Full-year base earnings per diluted share in 2021 was $3.93.
•Full-year 2022 guidance for cash provided from operations remains unchanged at a range of $690 million to $740 million and free cash flow guidance remains at $365 million to $415 million.

Note: Third-quarter and full-year 2022 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition/divestiture-related costs, gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.
-more-

Sonoco Reports Second Quarter 2022 Results - Page 2
CEO Comments
Commenting on the Company’s performance, Howard Coker, President and Chief Executive Officer, said, "Our Sonoco team delivered strong second-quarter results which exceeded the high-end of our raised guidance. Our current-quarter performance represents a step-change improvement year-over-year and resulted in record sales and record net income driven by continued strong execution in our Consumer Packaging and Industrial Paper Packaging segments. Overall, the Company's second-quarter earnings primarily benefited from continued strong strategic pricing performance across most of our businesses, continued strong results from the Sonoco Metal Packaging ("Metal Packaging") acquisition and productivity gains. These positive factors were partially offset by the impact of foreign currency translation.

"Our Consumer Packaging segment achieved record sales while operating profit grew approximately 114 percent versus the prior-year period primarily due to continued strong performance from Metal Packaging and Global Rigid Paper Containers, continued solid price/cost performance and improved productivity despite continued supply chain disruptions. Our Industrial Paper Packaging segment also produced record sales and operating profit, which improved approximately 57 percent versus the prior year period primarily from continued strong price/cost performance. Finally, our All Other group of businesses showed improvement during the quarter with operating profit up approximately 6 percent over the same period in the prior year due to positive price/cost performance and productivity."

Second Quarter Review
Net sales for the second quarter of 2022 were a record $1.91 billion, compared with last year's second quarter sales of $1.38 billion. This growth was driven by strong pricing performance and continued strong results from the Metal Packaging acquisition. These positive factors were partially offset by the negative impact from foreign currency translation.

GAAP net income attributable to Sonoco in the second quarter of 2022 was $131.7 million, or $1.33 per diluted share, compared with a loss of $(334.1) million, or $(3.34) per diluted share, in the second quarter of 2021. Second quarter 2022 GAAP net income included net after-tax, non-base charges totaling $42.1 million, or $0.43 per diluted share. The largest components of the after-tax charges included $15.7 million for amortization expense on acquisition intangibles; $9.3 million in net acquisition-related costs associated with the Metal Packaging acquisition, including $6.1 million of charges related to purchase accounting fair value "step-up" of the acquired inventory and $3.2 million of net expenses mostly related to professional fees; $9.8 million of impairment and restructuring-related charges; and a $4.8 million charge from an increase in the Company's LIFO reserve. In the second quarter of 2021, GAAP net loss attributable to Sonoco was $(334.1) million or $(3.34) per diluted share, and included net after-tax, non-base charges totaling $427.8 million, of which $412.6 million related to non-operating pension costs, which were primarily driven by the settlement and annuitization of the U.S. defined pension plan; $15.0 million related to the early extinguishment of debt, and $9.1 million for amortization expense on acquisition intangibles.
Base net income in the second quarter of 2022 was $173.8 million, or $1.76 per diluted share, compared with $93.7 million, or $0.93 per diluted share, in the same period of 2021. Base net income, base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition/divestiture-related expenses, non-operating pension costs, amortization expense on acquisition intangibles, changes in LIFO inventory reserves, and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

GAAP gross profit was $387.0 million in the second quarter of 2022 compared to $262.7 million in the same period of 2021. Quarterly gross profit as a percentage of sales was approximately 20 percent compared to approximately 19 percent in the second quarter of 2021. Second-quarter GAAP selling, general and administrative (SG&A) expenses increased $50.2 million from the prior-year quarter to $179.0 million. This increase reflects higher amortization, acquisition, and normal operating SG&A expenses stemming from the Metal Packaging acquisition; higher employee compensation and benefit costs; and the non-recurrence of prior-year gains on derivatives and the sale of previously-closed facilities.

-more-

Sonoco Reports Second Quarter 2022 Results - Page 3
Segment Review
Sonoco reports its financial results in two segments: Consumer Packaging and Industrial Paper Packaging, with all remaining businesses reported as All Other. Segment and All Other operating results do not include restructuring and asset impairment charges, acquisition expenses, LIFO adjustments, interest income and expense, income taxes, non-operating pension costs, or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

As previously disclosed, starting in 2022, the Company excludes amortization expense on acquisition intangibles in determining segment and All Other operating results. Prior period results have been restated to conform to the current-year presentation.

Consumer Packaging
Sonoco’s Consumer Packaging segment primarily serves prepared and fresh food markets along with other packaging for direct-to-consumer products. The products produced and sold within the Consumer Packaging segment consist primarily of round and shaped rigid paper containers; steel tinplate cans and aerosol containers; thermoformed plastic trays and containers; and printed flexible packaging.
Second quarter 2022 sales for the segment were a record $990.0 million, compared with $597.8 million in the second quarter of 2021. Segment operating profit was $139.4 million in the second quarter, compared with $65.3 million in the second quarter of 2021.
Segment sales increased approximately 66 percent compared to the prior year's quarter due primarily to the Metal Packaging acquisition and solid pricing performance. Overall, segment volume/mix was essentially flat during the second quarter. Global rigid paper containers volume/mix increased approximately 1 percent as gains in Asia, Latin America and Europe more than offset slightly lower volume in North America, which was impacted by ongoing customers' supply chain issues. Flexible packaging volume improved approximately 4 percent during the second quarter, which was more than offset by a negative mix of business. Demand for rigid plastic food containers declined as increased volume/mix from prepared food markets was more than offset by volume declines from fresh berry markets that were impacted by inclement weather and plant consolidations.

Segment operating profit increased approximately 114 percent compared to the prior year's second quarter due primarily to the Metal Packaging acquisition, solid price/cost performance and favorable productivity. As a result, segment operating margin improved to approximately 14 percent in the second quarter of 2022 from approximately 11 percent in the prior-year quarter.

Industrial Paper Packaging
The Industrial Paper Packaging segment serves a variety of customers who use its products to package their goods for transport, storage or sale or to produce similar fiber-based products. The primary products produced and sold within the Industrial Paper Packaging segment include fiber-based tubes, cones, and cores; fiber-based protective packaging and components; wooden, metal and composite wire and cable reels and spools; and recycled paperboard. The segment’s recycling business is a source of key inputs needed to produce the Company’s products with incompatible and excess recycled materials sold to third parties.
Second quarter 2022 sales for the segment increased for the eighth consecutive quarter to a record $727.4 million, compared with $608.5 million in the second quarter of 2021. Segment operating profit was a record $94.2 million in the second quarter of 2022, compared with $59.8 million in the same quarter last year.
Segment sales increased approximately 20 percent from the prior year's second quarter largely due to strong pricing performance, modestly offset by the negative impacts of foreign exchange and lower volume/mix. Volume/mix declined approximately 2 percent in the second quarter as tube and core volume/mix gains in North America and Latin America were more than offset by volume declines in global paper, fiber protective packaging and tube, core and cone operations in Europe and Asia.
Segment operating profit improved approximately 57 percent compared to the prior-year's quarter due primarily to strong price/cost performance modestly offset by lower volume/mix. Segment operating margin improved to approximately 13 percent in the second quarter of 2022 from approximately 10 percent in the prior-year quarter.
-more-

Sonoco Reports Second Quarter 2022 Results - Page 4
All Other
Businesses grouped as All Other include healthcare packaging, protective and retail security packaging and industrial plastic products. These businesses include the following products and services: thermoformed rigid plastic trays and devices; custom-engineered molded foam protective packaging and components; temperature-assured packaging; injection molded and extruded containers, spools and parts; retail security packaging, including printed backer cards, thermoformed blisters and heat-sealing equipment; and paper amenities.
All Other second quarter 2022 sales were $195.9 million, compared with $176.4 million in the second quarter of 2021. All Other operating profit was $16.5 million in the current quarter, compared to $15.6 million in the second quarter of 2021.
Sales increased approximately 11 percent from the prior-year quarter due primarily to strong pricing performance. Volume/mix for the businesses in All Other was essentially flat as growth in industrial plastics was offset by slight declines in retail security and temperature-assured packaging.
Total operating profit for the All Other businesses improved by approximately 6 percent from the prior year's second quarter due primarily to positive price/cost performance and favorable productivity, partially offset by the negative impact of foreign exchange. Total operating margin was approximately 8.5 percent which was essentially flat with the second quarter of 2021.

Corporate/Tax
GAAP net interest expense for the second quarter of 2022 increased to $23.2 million, compared with $14.8 million during the same period in 2021, primarily due to higher debt balances stemming from debt issuances related to the financing of the Metal Packaging acquisition. The second-quarter 2022 effective tax rates on GAAP and base earnings were 25.8 percent and 25.0 percent, respectively, compared with 26.0 percent and 26.3 percent, respectively, in the prior year’s second quarter. The GAAP tax rate was relatively flat quarter over quarter, however, the base rate for 2022 was lower than in the prior-year quarter due to a difference in the mix of base earnings by jurisdiction.

Year-to-date Results
For the first six months of 2022, net sales were a record $3.68 billion, up $948.3 million, compared with $2.74 billion in the first six months of 2021. Sales improved approximately 35 percent in the first half of the year driven by strong pricing performance and sales added from the Metal Packaging acquisition. These positive factors were partially offset by the negative impact of foreign exchange and the April 2021 divestiture of the U.S. display and packaging business.

GAAP net income attributable to Sonoco for the first half of 2022 was $247.0 million or $2.50 per diluted share, compared with a net loss of $(261.8) million or $(2.60) per diluted share in the same period in 2021. Current year-to-date net income includes $109.5 million of after tax charges including $45.9 million in net acquisition-related costs associated with the Metal Packaging acquisition, $29.9 million for amortization expense on acquisition intangibles, $20.3 million of impairment and restructuring-related charges and other items netting to $13.4 million primarily reflecting an increase in the Company's LIFO reserve. The net loss in the first half of 2021 included $456.8 million in after-tax charges, including $418.0 million related to non-operating pension costs, driven by the previously mentioned pension settlement charge, $18.7 million for amortization expense on acquisition intangibles, and $15.0 million related to the early extinguishment of debt. The remaining $5.1 million net after-tax charge included acquisition/divestiture-related costs, a loss on the disposition of the Company's U.S. display and packaging business, and restructuring and asset impairment charges, which were partially offset by a hedge gain related to a Euro-denominated loan repayment, a foreign VAT refund, including applicable interest, and life insurance gains.

Base net income for the first six months of 2022 was a record $356.5 million or $3.61 per diluted share, compared with $195.0 million or $1.93 per diluted share in the same period of 2021. This improvement in base net income in the first half of 2022 was primarily due to strong price/cost performance, earnings from the Metal Packaging acquisition, and productivity improvements. These gains were partially offset by the 2021 divestiture of the Company's U.S. display and packaging business. (See base net income definition, explanation and reconciliation to GAAP earnings later in this release.)

-more-

Sonoco Reports Second Quarter 2022 Results - Page 5
Current year-to-date GAAP gross profit was $758.6 million, compared with $540.6 million in the same period in 2021. Year-to-date gross profit as a percentage of sales in 2022 was approximately 21 percent, compared with approximately 20 percent in 2021. GAAP selling, general and administrative expense increased $95.3 million, largely driven by higher acquisition-related costs, additional acquisition intangibles amortization expense, and higher employee compensation and benefit costs.
Cash Flow and Free Cash Flow
Cash generated from operations for the first six months of 2022 was $184.5 million, compared with $102.0 million in the same period of 2021, an increase of $82.5 million. While GAAP net income increased by $509.3 million, this was partially offset by the year-over-year change in non-cash after-tax pension and post-retirement plan expense of $415.8 million which was driven by the pension settlement in second quarter of 2021. The prior year's settlement also led to pension cash contributions of $162.4 million in 2021 compared to $30.8 million in 2022. This period-over-period change increased cash provided from operations by $131.5 million in the current year. Additionally, net working capital was a net use of $258.5 million of cash in the first six months of 2022, compared with a net use of $45.6 million of cash in the same period last year. While inflation in the current year is a key driver of that increase, seasonal inventory build in the Company's newly acquired Metal Packaging business also contributed to the change.
Free cash flow for the first six months of 2022 was a provision of $40.3 million, compared with $9.4 million of cash generated in the same period last year. This increase of $30.9 million was driven by higher operating cash flow partially offset by higher net capital spending. During the first six months of 2022, net capital expenditures were $144.1 million, compared with $92.5 million in the same period last year. Free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. (See free cash flow description and reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)
The Company has continued to provide value to shareholders through cash dividends and, from time to time, targeted stock repurchases. Total year-to-date dividends paid increased to $91.5 million in 2022 compared to $90.4 million in the prior-year period.
As of July 3, 2022, total debt was approximately $3.13 billion, compared with $1.61 billion as of December 31, 2021. The Company's total-debt-to-total-capital ratio was 61.8 percent as of July 3, 2022, compared to 46.5 percent at the end of 2021. The increase in total debt stems from the debt incurred to fund the Metal Packaging acquisition. Cash and cash equivalents were $175.0 million as of July 3, 2022, compared with $171.0 million at December 31, 2021.

Third Quarter and Full-Year 2022 Outlook
The Company expects third-quarter base earnings to be in the range of $1.35 to $1.45 per diluted share, compared with $1.00 per diluted share reported in the third quarter of 2021, with base earnings revised for the exclusion of amortization expense on acquisition intangibles. Full-year 2022 base earnings are expected to be between $6.20 to $6.30 per diluted share, compared with 2021 base earnings of $3.93 per diluted share. This full-year 2022 outlook has been increased at the mid-point by approximately 17 percent from the Company's previous guidance of $5.25 to $5.45 per diluted share. This guidance assumes a base effective tax rate between 24.5 percent and 25.5 percent in the third quarter and for the full year.

Full-year 2022 cash flow from operations and free cash flow guidance remains unchanged at a range of $690 million to $740 million and $365 million to $415 million, respectively. This outlook takes into consideration the Company's increased full-year net income outlook, somewhat offset by higher working capital balances, primarily due to a combination of increased business activity and inflation. Net capital spending projections for 2022 remain unchanged at approximately $325 million.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the uncertainty regarding the future performance of the overall economy, continued effects of the pandemic on global
-more-

Sonoco Reports Second Quarter 2022 Results - Page 6
supply chains, and potential changes in raw material prices, other costs, and the Company's effective tax rate, as well as other risk and uncertainties, including those described below, actual results could vary substantially.
Commenting on the Company's outlook, Coker said, "I am extremely proud of the way our team has advanced our value-creation strategy to produce the best first-half financial operating performance in the history of Sonoco. We have significantly improved the performance of our core Consumer and Industrial businesses, and with the addition of Metal Packaging, we have strengthened our portfolio which gives us the confidence to further raise our base earnings guidance for 2022.
"As we look to the third quarter, we expect our Consumer Packaging segment will continue to benefit from the integration of Metal Packaging, although segment margin percentage should normalize for the remainder of the year. Additionally, the planned shutdown of the Hartsville corrugated medium machine to complete Project Horizon, which we believe will transform a 70-year-old machine into the lowest cost producer of uncoated recycled paperboard (URB) in North America, will occur within the third quarter. This eight-week shutdown is expected to negatively impact third-quarter Industrial Paper Packaging operating profit between $10 million to $15 million.
"Sonoco remains committed to our strategic priorities of simplifying our portfolio into fewer, but bigger businesses and aligning our business structure around our talented and diverse workforce. We plan to invest in expanding our core Consumer and Industrial businesses to drive further growth and productivity improvement in parallel with executing self-help actions and achieving our sustainability goals. Finally, we remain focused on returning cash to our shareholders with sector-leading, regular dividends."
Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at https://investor.sonoco.com. To participate via telephone, please register in advance at https://register.vevent.com/register/BI3b6724abceb64b5aae827c935441ab9d. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website for at least 30 days.
About Sonoco
Founded in 1899, Sonoco (NYSE:SON) is a global provider of consumer, industrial, healthcare and protective packaging. With net sales of approximately $5.6 billion in 2021, the Company has approximately 22,000 employees working in more than 300 operations in 32 countries serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune's World's Most Admired Companies for 2022 as well as being included in Barron's 100 Most Sustainable Companies for the fourth-consecutive year. For more information on the Company, visit our website at www.sonoco.com.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “anticipate,” “assume,” “believe,” “committed,” “consider,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “might,” “objective,” “opportunity,” “outlook,” “plan,” “potential,” “project,” "should," “strategy,” “target,” “will,” “would,” or the negative thereof, and similar expressions identify forward-looking statements.
Forward-looking statements in this communication include statements regarding, but not limited to: the Company’s future operating and financial performance, including third quarter and full-year 2022 outlook; expected benefits from and integration of the Metal Packaging acquisition and the strategic advantages and synergy, technology and process opportunities related thereto; the effects of ongoing and anticipated restructuring and portfolio management activities; the expected results as a result of the delayed conversion, as well as expectations regarding the length of the shutdown, of the Company’s Hartsville paper machine; efforts to simplify the Company’s structure; efforts to recover higher costs and stay ahead of the price/cost curve; the effects of the COVID-19 coronavirus on the Company’s business, operations, people, supply chains and financial condition; inflation; outcomes of certain tax issues and tax rates; the return of cash to shareholders; and creation of long-term value and returns for shareholders.
-more-

Sonoco Reports Second Quarter 2022 Results - Page 7
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation, those related to: the Company’s ability to achieve the benefits it expects from acquisitions, including the Metal Packaging acquisition; the Company’s ability to execute on its strategy, including with respect to acquisitions, cost management, restructuring and capital expenditures, and achieve the benefits it expects therefrom; the availability and pricing of raw materials, energy and transportation, including the impact of potential changes in tariffs and escalating trade wars, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these pricing risks; the effects of the COVID-19 pandemic on the Company’s results of operations, financial condition, value of assets, liquidity, prospects and growth, and on the industries in which it operates and that it serves; the costs of labor; the effects of inflation and fluctuations in consumer demand on the Company and the industries in which it operates and that it serves; the Company’s ability to meet its goals relating to sustainability and reduction of greenhouse gas emissions; the Company’s ability to return cash to shareholders and create long-term value; and the other risks, uncertainties and assumptions discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors.” The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.
References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.
-more-

Sonoco Reports Second Quarter 2022 Results - Page 8

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Six Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021

Net sales	$1,913,332	$1,382,754	$3,684,314	$2,736,058
Cost of sales	1,526,331	1,120,101	2,925,748	2,195,504
Gross profit	387,001	262,653	758,566	540,554
Selling, general and administrative expenses	178,962	128,807	369,323	274,037
Restructuring/Asset impairment charges	10,563	(1,445)	22,705	5,401
Loss on divestiture of business	—	—	—	5,516
Operating profit	197,476	135,291	366,538	255,600
Non-operating pension cost	1,677	555,009	3,002	562,293
Net interest expense	23,161	14,794	42,226	32,525
Loss from the early extinguishment of debt	—	20,184	—	20,184
Income/(Loss) before income taxes	172,638	(454,696)	321,310	(359,402)
Provision for/(Benefit from) income taxes	44,599	(118,151)	79,888	(94,106)
Income/(Loss) before equity in earnings of affiliates	128,039	(336,545)	241,422	(265,296)
Equity in earnings of affiliates, net of tax	3,728	2,306	5,952	3,350
Net income/(loss)	131,767	(334,239)	247,374	(261,946)
Net (income)/ loss attributable to noncontrolling interests	(95)	169	(369)	172
Net income/(loss) attributable to Sonoco	$131,672	$(334,070)	$247,005	$(261,774)

Weighted average common shares outstanding – diluted	98,686	100,082	98,621	100,571

Diluted earnings/(loss) per common share	$1.33	$(3.34)	$2.50	$(2.60)
Dividends per common share	$0.49	$0.45	$0.94	$0.90

-more-

Sonoco Reports Second Quarter 2022 Results - Page 9

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Net sales
Consumer Packaging	$989,982	$597,804	$1,858,081	$1,180,556
Industrial Paper Packaging	727,402	608,531	1,426,529	1,173,929
All Other	195,948	176,419	399,704	381,573
Consolidated	$1,913,332	$1,382,754	$3,684,314	$2,736,058

Segment operating profit:
Consumer Packaging	$139,421	$65,296	$313,030	$146,656
Industrial Paper Packaging	94,201	59,818	166,862	112,117
All Other	16,529	15,607	31,053	34,364
Restructuring/Asset impairment (charges)	(10,563)	1,445	(22,705)	(5,401)
Amortization of acquisition intangibles	(20,871)	(12,111)	(39,671)	(24,860)
Other non-base income/(charges), net	(21,241)	5,236	(82,031)	(7,276)
Consolidated	$197,476	$135,291	$366,538	$255,600

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Six Months Ended
	July 3, 2022	July 4, 2021

Net Income / (Loss)	$247,374	$(261,946)
Asset impairment charges/losses on disposition of assets and divestitures of a business	9,035	7,089
Depreciation, depletion and amortization	145,952	121,792
Pension and postretirement plan non-cash expense, net of (contributions)	(26,017)	413,945
Changes in working capital	(258,479)	(45,595)
Changes in tax accounts	39,104	(146,277)
Other operating activity	27,496	12,945
Net cash provided by operating activities	$184,465	$101,953

Purchase of property, plant and equipment, net	(144,119)	(92,526)
Proceeds from divestiture of business	—	86,071
Cost of acquisitions, net of cash acquired	(1,333,769)	(2,353)
Net debt borrowings / (repayments)	1,427,995	(112,864)
Excess cash costs of early extinguishment of debt	—	(20,111)
Cash dividends paid	(91,525)	(90,401)
Payments made to repurchase shares	(3,984)	(159,571)
Other, including effects of exchange rates on cash	(35,045)	(11,517)

Net increase / (decrease) in cash and cash equivalents	$4,018	$(301,319)
Cash and cash equivalents at beginning of period	170,978	564,848
Cash and cash equivalents at end of period	$174,996	$263,529

-more-

Sonoco Reports Second Quarter 2022 Results - Page 10

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	July 3, 2022*	December 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$174,996	$170,978
Trade accounts receivable, net of allowances	1,025,680	755,609
Other receivables	98,735	95,943
Inventories	974,491	562,113
Prepaid expenses	102,582	74,034
	$2,376,484	$1,658,677
Property, plant and equipment, net	1,628,818	1,297,500
Right of use asset-operating leases	296,643	268,390
Goodwill	1,658,358	1,324,501
Other intangible assets, net	733,214	278,143
Other assets	295,993	246,024
	$6,989,510	$5,073,235
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$1,325,597	$1,102,662
Notes payable and current portion of long-term debt	399,025	411,557
Income taxes payable	20,516	11,544
	$1,745,138	$1,525,763
Long-term debt, net of current portion	2,727,916	1,199,106
Noncurrent operating lease liabilities	254,520	234,167
Pension and other postretirement benefits	153,807	158,265
Deferred income taxes and other	171,738	106,393
Total equity	1,936,391	1,849,541
	$6,989,510	$5,073,235
*Includes preliminary purchase price accounting estimates related to the Sonoco Metal Packaging acquisition that are subject to change

-more-

Sonoco Reports Second Quarter 2022 Results - Page 11
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. The Company uses certain financial performance measures, both internally and externally, that are not in conformity with GAAP (“non-GAAP financial measures") to assess and communicate the financial performance of the Company. These non-GAAP financial measures reflect the Company’s GAAP operating results adjusted to remove amounts (including the associated tax effects) relating to: restructuring initiatives; asset impairment charges; acquisition/divestiture-related costs; gains or losses from the divestiture of businesses; losses from the early extinguishment of debt; non-operating pension costs; amortization expense on acquisition intangibles; changes in LIFO inventory reserves; certain income tax events and adjustments; and other items, if any. The Company's management believes the exclusion of these items improves the period-to-period comparability and analysis of the underlying financial performance of the business. The adjusted non-GAAP results are identified using the term “base,” for example, “base earnings.” In addition, as discussed above, starting in 2022 and going forward, the Company includes adjustments in these non-GAAP financial measures to add back amounts relating to amortization-related expense on acquisition intangibles in order to better align such measures with those of its peers, better reflect the Company’s operating performance and increase the usefulness of such measures to the investing community. In addition to “base” results, the Company uses free cash flow, which is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. Free cash flow is defined as cash flow from operations minus net capital expenditures. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Third-quarter and full-year 2022 GAAP guidance or reconciliations of guidance for non-GAAP financial measures to the nearest comparable GAAP measures are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, amortization expense on acquisition-related intangibles, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

Sonoco Reports Second Quarter 2022 Results - Page 12
-more-

	For the three months ended July 3, 2022
Dollars in thousands, except per share data	GAAP	Restructuring/Asset Impairments(1)	Amortization of Acquisition Intangibles(2)	Acquisition/Divestiture Related(3)	Other Adjustments(4)	Base
Operating profit	$197,476	$10,563	$20,871	$12,281	$8,960	$250,151
Non-operating pension costs	1,677	—	—	—	(1,677)	—
Interest expense, net	23,161	—	—	—	136	23,297
Income before income taxes	172,638	10,563	20,871	12,281	10,501	226,854
Provision for income taxes	44,599	842	5,160	3,009	3,104	56,714
Income before equity in earnings of affiliates	128,039	9,721	15,711	9,272	7,397	170,140
Equity in earnings of affiliates, net of tax	3,728	—	—	—	—	3,728
Net income	131,767	9,721	15,711	9,272	7,397	173,868
Net (income)/loss attributable to noncontrolling interests	(95)	39	—	—	—	(56)
Net income attributable to Sonoco	131,672	9,760	15,711	9,272	7,397	173,812
Per diluted common share*	$1.33	$0.10	$0.16	$0.09	$0.07	$1.76
*Due to rounding individual items may not sum across
(1) Restructuring/asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. In the second quarter of 2022 the Company recognized additional asset impairment charges of $3,452 related to the Company's decision to exit its operations in Russia given the ongoing Russia-Ukraine conflict.

(2) Beginning in 2022 the Company redefined base results to exclude amortization of intangible assets related to acquisitions.
(3) Consists of legal, professional, and other service fees related to acquisition and divestiture transactions, whether potential or consummated, and charges related to inventory "step-up" associated with purchase accounting adjustments on acquisition transactions. The majority of these charges relate to the final charges related to inventory "step-up" associated with the January 2022 acquisition of Metal Packaging.

(4) Other Adjustments include after-tax charges of $4,777 related to increases in the Company's LIFO reserve, the remaining $2,620 after-tax net loss relates to certain derivative transactions and non-operating pension charges.

-more-

Sonoco Reports Second Quarter 2022 Results - Page 13

	For the three months ended July 4, 2021
Dollars in thousands, except per share data	GAAP	Restructuring/Asset Impairments(1)	Amortization of Acquisition Intangibles	Acquisition/Divestiture Related	Other Adjustments(2)	Base
Operating profit	$135,291	$(1,445)	$12,111	$1,462	$(6,698)	$140,721
Non-operating pension costs	555,009	—	—	—	(555,009)	—
Interest expense, net	14,794	—	—	—	2,165	16,959
Loss from the early extinguishment of debt	20,184	—	—	—	(20,184)	—
(Loss)/Income before income taxes	(454,696)	(1,445)	12,111	1,462	566,330	123,762
(Benefit from)/Provision for income taxes	(118,151)	715	3,000	671	146,268	32,503
(Loss)/Income before equity in earnings of affiliates	(336,545)	(2,160)	9,111	791	420,062	91,259
Equity in earnings of affiliates, net of tax	2,306	—	—	—	—	2,306
Net (loss)/income	(334,239)	(2,160)	9,111	791	420,062	93,565
Net loss attributable to noncontrolling interests	169	—	—	—	—	169
Net (loss)/income attributable to Sonoco	$(334,070)	$(2,160)	$9,111	$791	$420,062	$93,734
Diluted weighted average common shares outstanding (3):	100,082				543	100,625
Per diluted common share*	$(3.34)	$(0.02)	$0.09	$0.01	$4.17	$0.93
*Due to rounding individual items may not sum across
(1) Restructuring/asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. In the second quarter of 2021 gains totaling approximately $5,500 were recognized related to the sale of previously closed facilities in the Company's tubes and core business. These were partially offset by net restructuring and asset impairment charges, mostly related to severance and asset write-offs, totaling approximately $4,000
(2) Includes non-operating pension costs, which include $547,000 of settlement charges, losses from early extinguishment of debt, and costs related to actual/potential acquisitions and divestitures, partially offset by a foreign VAT refund, including applicable interest, and a hedge gain related to a Euro-denominated loan repayment.

(3) Due to the magnitude of Non-Base losses in the second quarter 2021, the Company reported a GAAP Net Loss Attributable to Sonoco. In instances where a company has a net loss, GAAP requires that the company shall not consider any unexercised share awards or other like instruments dilutive for purposes of calculating weighted average shares outstanding. Accordingly, the Company did not consider any unexercised share awards dilutive in calculating weighted average shares outstanding for GAAP purposes in the table above, which resulted in Basic Weighted Average Shares Outstanding and Diluted Weighted Average Common Shares Outstanding being the same. However, the Company also presents Base Net Income Attributable to Sonoco, which excludes the net Non-Base items. In order to maintain consistency in the computation of Base Diluted EPS, unexercised stock instruments that meet GAAP requirements for dilution were considered dilutive to the same extent they would be if GAAP Net Income Attributable to Sonoco were equal to Base Net Income Attributable to Sonoco.

-more-

Sonoco Reports Second Quarter 2022 Results - Page 14

	For the six months ended July 3, 2022
Dollars in thousands, except per share data	GAAP	Restructuring/Asset Impairments(1)	Amortization of Acquisition Intangibles(2)	Acquisition/Divestiture Related(3)	Other Adjustments(4)	Base
Operating profit	$366,538	$22,705	$39,671	$60,633	$21,398	$510,945
Non-operating pension costs	3,002	—	—	—	(3,002)	—
Interest expense, net	42,226	—	—	—	136	42,362
Income before income taxes	321,310	22,705	39,671	60,633	24,264	468,583
Provision for income taxes	79,888	2,477	9,790	14,764	10,842	117,761
Income before equity in earnings of affiliates	241,422	20,228	29,881	45,869	13,422	350,822
Equity in earnings of affiliates, net of tax	5,952	—	—	—	—	5,952
Net income	247,374	20,228	29,881	45,869	13,422	356,774
Net (income)/loss attributable to noncontrolling interests	(369)	100	—	—	—	(269)
Net income attributable to Sonoco	247,005	20,328	29,881	45,869	13,422	356,505
Per diluted common share*	$2.50	$0.21	$0.30	$0.47	$0.14	$3.61
*Due to rounding individual items may not sum across
(1) Restructuring/asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. In the first half of 2022 the Company recognized asset impairment charges of $9,165 related to the Company's decision to exit its operations in Russia given the ongoing Russia-Ukraine conflict.

(2) Beginning in 2022 the Company redefined base results to exclude amortization of intangible assets related to acquisitions.
(3) Consists of legal, professional, and other service fees related to acquisition and divestiture transactions, whether potential or consummated, and charges related to inventory "step-up" associated with purchase accounting adjustments on acquisition transactions. As described in the body of the release, the majority of these charges relate to inventory "step-up", valuation, consulting, and other transaction costs associated with the January 2022 acquisition of Metal Packaging.
(4) Other Adjustments include after-tax charges of $18,994 related to increases in the Company's LIFO reserve, the remaining $5,572 after-tax net gain relates to certain derivative transactions and discrete tax adjustments, which were partially offset by non-operating pension charges.

-more-

Sonoco Reports Second Quarter 2022 Results - Page 15

	For the six months ended July 4, 2021
Dollars in thousands, except per share data	GAAP	Restructuring/Asset Impairments(1)	Amortization of Acquisition Intangibles	Acquisition Related Costs	Other Adjustments(2)	Base
Operating profit	$255,600	$5,401	$24,860	$11,488	$(4,212)	$293,137
Non-operating pension costs	562,293	—	—	—	(562,293)	—
Interest expense, net	32,525	—	—	—	2,165	34,690
Loss from the early extinguishment of debt	20,184	—	—	—	(20,184)	—
(Loss)/Income before income taxes	(359,402)	5,401	24,860	11,488	576,100	258,447
(Benefit from)/Provision for income taxes	(94,106)	2,341	6,158	2,794	149,778	66,965
(Loss)/Income before equity in earnings of affiliates	(265,296)	3,060	18,702	8,694	426,322	191,482
Equity in earnings of affiliates, net of tax	3,350	—	—	—	—	3,350
Net (loss)/ income	(261,946)	3,060	18,702	8,694	426,322	194,832
Net (income)/loss attributable to noncontrolling interests	172	—	—	—	—	172
Net (loss)/income attributable to Sonoco	$(261,774)	$3,060	$18,702	$8,694	$426,322	$195,004
Diluted weighted average common shares outstanding (3):	100,571				498	101,069
Per diluted common share*	$(2.60)	$0.03	$0.19	$0.09	$4.22	$1.93
*Due to rounding individual items may not sum across
(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. In the first six months of 2021 restructuring and asset impairment charges, mostly related to asset write-offs and severance, totaled approximately $10,900. These were partially offset by gains totaling approximately $5,500 related to the sale of previously closed facilities in the Company's tubes and core business.
(2) Includes non-operating pension costs, which include $547,000 of settlement charges and losses from early extinguishment of debt. Additionally, includes acquisition/divestiture-related costs, the loss on the disposition of the Company's U.S. display and packaging business, which were partially offset by a hedge gain related to a Euro-denominated loan repayment, a foreign VAT refund, including applicable interest, and life insurance gains.

(3) Due to the magnitude of Non-Base losses in the second quarter 2021, the Company reported a GAAP Net Loss Attributable to Sonoco. In instances where a company has a net loss, GAAP requires that the company shall not consider any unexercised share awards or other like instruments dilutive for purposes of calculating weighted average shares outstanding. Accordingly, the Company did not consider any unexercised share awards dilutive in calculating weighted average shares outstanding for GAAP purposes in the table above, which resulted in Basic Weighted Average Shares Outstanding and Diluted Weighted Average Common Shares Outstanding being the same. However, the Company also presents Base Net Income Attributable to Sonoco, which excludes the net Non-Base items. In order to maintain consistency in the computation of Base Diluted EPS, unexercised stock instruments that meet GAAP requirements for dilution were considered dilutive to the same extent they would be if GAAP Net Income Attributable to Sonoco were equal to Base Net Income Attributable to Sonoco.

-more-

Sonoco Reports Second Quarter 2022 Results - Page 16

	Six Months Ended
FREE CASH FLOW*	July 3, 2022	July 4, 2021

Net cash provided by operating activities	$184,465	$101,953
Purchase of property, plant and equipment, net	$(144,119)	$(92,526)
Free Cash Flow	$40,346	$9,427

	Year Ended
	Estimated Low End	Estimated High End	Actual
FREE CASH FLOW*	December 31, 2022	December 31, 2022	December 31, 2021
Net cash provided by operating activities	$690,000	$740,000	$298,672
Add: Pension-settlement -related contribution	$—	$—	$124,432
Net cash provided by operating activities excluding 2021 pension-settlement-related contribution	$690,000	$740,000	$423,104
Purchase of property, plant and equipment, net	(325,000)	(325,000)	$(242,853)
Free Cash Flow excluding 2021 pension-settlement-related contribution	$365,000	$415,000	$180,251

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as both it and net cash provided by operating activities do not include mandatory debt service requirements and other non-discretionary expenditures. Note that this is the Company's definition of this metric and may not be comparable to similarly named metrics of other organizations.

###